                                                                     Exhibit 5.1

                       [LETTERHEAD OF GERSTEN SAVAGE LLP]

                                                                October 27, 2008

Enox Biopharma, Inc.
27 Havradim St.
Yehud-Monosson 56275, Israel

Gentlemen:

     We have acted as counsel for Enox  Biopharma,  Inc., a Nevada  corporation,
(the  "Company") in connection  with its filing of a  Registration  Statement on
Form S-1  (File No.  333-______)  (the  "Registration  Statement")  covering  an aggregate of 9,100,453 shares of the Company's  common stock,  $0.0001 par value
(the "Shares"),  to be resold by certain selling stockholders named therein (the
"Selling Stockholders").

     In  connection  with this matter,  we have examined the originals or copies certified or otherwise  identified to our  satisfaction  of the  following:  (a)
Certificate of Incorporation of the Company,  as amended to date; (b) By-laws of the Company,  as amended to date;  and (c) the  Registration  Statement  and all exhibits thereto.

     In  addition  to the  foregoing,  we also have relied as to matters of fact upon the representations made by the Company and their  representatives and upon representations made by the Selling  Stockholders.  In addition, we have assumed the genuineness of all signatures,  the authenticity of all documents  submitted to us as originals,  and the  conformity to original  documents of all documents submitted to us certified or photo static copies.

     Based upon and in reliance upon the  foregoing,  and after  examination  of such  corporate and other  records,  certificates  and other  documents and such matters of law as we have deemed  applicable or relevant to this opinion,  it is our opinion that the Company has been duly  incorporated and is validly existing as a  corporation  in good standing  under the laws of the State of Nevada,  the jurisdiction of its  incorporation and has full corporate power and authority to own its  properties  and conduct its business as  described in the  Registration
Statement.

     The authorized  capital stock of the Company consists of 100,000,000 shares of common  stock,  $0.0001  par  value,  of which  there are  11,056,560  shares outstanding,  and 50,000,000 shares of undesignated preferred stock, $0.0001 par value, of which there are no shares  outstanding.  Proper corporate  proceedings have been taken to validly  authorize such authorized  capital stock and all the outstanding  shares of such capital stock. The shares have been duly authorized, legally issued,  fully paid, and non-assessable  under the corporate laws of the
State of Nevada.  The shareholders of the Company have no preemptive rights with respect to the common stock of the Company.

     We hereby consent to the use of firm's name, Gersten Savage LLP, and of the reference  to the  opinion  and of the use of this  opinion as an exhibit to the
Registration  Statement and as contained in the Registration  Statement  itself, specifically in the section captioned "Legal Representation."

     In giving  this  consent,  we do not hereby  admit that we come  within the category of a person whose consent is required under Section 7 of the Securities
Act of 1933, as amended, or the general rules and regulations thereunder, nor do we admit  that we are  experts  with  respect  to any  part of the  Registration
Statement or the  prospectus  within the meaning of the term "expert" as defined in  Section  11 of the  Securities  Act of 1933,  as  amended,  or the rules and regulations promulgated thereunder.

                                             Very truly yours,

                                             /s/ Gersten Savage LLP
                                             -----------------------------------
                                             Gersten Savage LLP